Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Chimera Investment Corporation for the registration of 2,077,151 shares of its common stock and to the incorporation by reference therein of our reports dated February 19, 2025, with respect to the consolidated financial statements of Chimera Investment Corporation, and the effectiveness of internal control over financial reporting of Chimera Investment Corporation, included in its Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

October 1, 2025